Exhibit 99.6

BALLY’S CORPORATION ANNOUNCES COMMENCEMENT OF COMMON STOCK AND TANGIBLE EQUITY UNIT OFFERINGS

PROVIDENCE, R.I., April 13, 2021 /PRNewswire/ -- Bally’s Corporation (NYSE: BALY) (“Bally’s”) today announced that it has commenced concurrent public offerings, subject to market and other conditions, of $600 million of its common stock and $250 million of its tangible equity units (“Units”). Bally’s intends to grant the underwriters in each of the offerings an option for a period of 30 days to purchase up to an additional 15% of common stock or Units, as applicable.

Bally’s expects to apply the net proceeds from the offerings to fund a portion of the cash consideration payable to shareholders of Gamesys Group plc (“Gamesys”) upon consummation of the previously announced combination of Bally’s and Gamesys (the “Combination”). If the Combination is not consummated, Bally’s expects to apply the net proceeds from the offerings for general corporate purposes, which may include repayment of debt, repurchases of its common stock, the redemption of the Units, capital expenditures, acquisitions and investments.

The common stock offering and Unit offerings are separate public offerings made by means of separate prospectus supplements and are not contingent on each other or upon the consummation of the Combination.

Each Unit will consist of a prepaid stock purchase contract and an amortizing note due April 15, 2024, each issued by Bally’s. Unless earlier settled or redeemed, each stock purchase contract will automatically settle on April 15, 2024 (subject to postponement in certain limited circumstances) for shares of Bally’s common stock. The amortizing notes will pay equal quarterly cash installments that will constitute a payment of interest and a partial repayment of principal. The amortizing notes will have a final installment payment date of April 15, 2024 and will be unsecured senior obligations of Bally’s.

Bally’s common stock is listed on the New York Stock Exchange under the symbol “BALY” and Bally’s has applied to list the Units on the New York Stock Exchange under the symbol “BALX.”

Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Barclays Capital Inc. are the joint book-running managers for the offerings.

A shelf registration statement relating to the securities being offered in the offerings has been filed with the Securities and Exchange Commission (the “SEC”) and has become effective. The offerings are being made only by means of an applicable preliminary prospectus supplement and accompanying prospectus. A preliminary prospectus supplement and accompanying prospectus relating to each of the common stock offering and Unit offering have been filed with the SEC and are available free of charge on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplements and accompanying prospectus relating to the offerings may also be obtained from Deutsche Bank Securities Inc. at Deutsche Bank Securities Inc., Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at (800) 503-4611, or by email at prospectus.CPDG@db.com and from Goldman Sachs & Co. LLC at Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by phone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor will there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

About Bally’s Corporation

Bally's Corporation currently owns and manages 12 casinos across eight states, a horse racetrack and 13 authorized OTB licenses in Colorado. With more than 6,000 employees, Bally's operations include 13,308 slot machines, 460 game tables and 3,342 hotel rooms. Following the completion of pending acquisitions, which include Tropicana Evansville (Evansville, IN) and Jumer's Casino & Hotel (Rock Island, IL), as well as the construction of a land-based casino near the Nittany Mall in State College, PA, Bally's will own and manage 15 casinos across 11 states. Bally's also maintains a multi-year market access partnership with Elite Casino Resorts through which it will provide mobile sports betting in Iowa, as well as a temporary sports wagering permit to conduct online sports betting in the Commonwealth of Virginia. Its shares trade on the New York Stock Exchange under the ticker symbol "BALY."

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the securities laws. Forward-looking statements are statements as to matters that are not historical facts, and include statements about Bally's plans, objectives, expectations and intentions.

Forward-looking statements are not guarantees and are subject to risks and uncertainties. Forward-looking statements are based on Bally's current expectations and assumptions. Although Bally's believes that its expectations and assumptions are reasonable at this time, they should not be regarded as representations that Bally's expectations will be achieved. Actual results may vary materially. Forward-looking statements speak only as of the time of this document and Bally's does not undertake to update or revise them as more information becomes available, except as required by law.

Important factors beyond those that apply to most businesses, some of which are beyond Bally’s control, that could cause actual results to differ materially from our expectations and assumptions include, without limitation:

•	uncertainties surrounding the COVID-19 pandemic, including limitations on Bally’s operations, increased costs, changes in customer attitudes, impact on Bally’s employees and the ongoing impact of COVID-19 on general economic conditions;

•	unexpected costs, difficulties integrating and other events impacting Bally’s recently completed and proposed acquisitions and Bally’s ability to realize anticipated benefits;

•	risks associated with Bally’s rapid growth, including those affecting customer and employee retention, integration and controls, and whether Bally’s recently announced combination with Gamesys will be completed and its timing for completion;

•	risks associated with the impact of the digitalization of gaming on Bally’s casino operations, Bally’s expansion into iGaming and sports betting and the highly competitive and rapidly changing aspects of Bally’s new interactive businesses generally;

•	the very substantial regulatory restrictions applicable to Bally’s, including costs of compliance;

•	restrictions and limitations in agreements governing Bally's debt could significantly affect Bally's ability to operate its business and its liquidity; and

•	other risks identified in Part I. Item 1A. "Risk Factors" of Bally's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with SEC on March 10, 2021 and other filings with the SEC.

The foregoing list of important factors is not exclusive and does not include matters like changes in general economic conditions that affect substantially all gaming businesses.

You should not to place undue reliance on Bally's forward-looking statements.

Investor Contact

Steve Capp

Executive Vice President and CFO

401-475-8564

InvestorRelations@twinriver.com

Media Contact

Richard Goldman / David Gill
Kekst CNC
646-847-6102 / 917-842-5384
BallysMediaInquiries@kekstcnc.com